Exhibit 10.1

P&F INDUSTRIES, INC.

EXECUTIVE BONUS PLAN

(effective April 22, 2021)

1.	PURPOSE

The purpose of this Plan is to attract, retain and motivate key executive employees by providing performance awards to designated key executive employees of the Company and its Subsidiaries beginning with the Company’s 2021 fiscal year. This Plan shall be effective as of the date it is approved by the Board.

2.	DEFINITIONS

Unless the context otherwise requires, the follow terms shall have the meanings set forth below:

(a)	“Award” — shall mean the total Performance Award as determined under the Plan.

(b)	“Board” — shall mean the Board of Directors of the Company.

(c)	“Change in Control of the Company” — shall have the meaning set forth in Exhibit A.

(d)	“Code” — shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.

(e)	“Code Section 409A” – shall mean Section 409A of the Code and the regulations and guidance promulgated thereunder.

(f)	“Code Section 409A Change of Control” – shall mean a Change of Control hereunder that constitutes a “change in control event” as defined under Treas. Reg. §1.409A-3(i)(5) under Code Section 409A.

(g)	“Common Stock” — shall mean the Class A Common Stock, $1.00 par value per share, of the Company.

(h)	“Committee” — shall mean the Compensation Committee of the Board or such other Committee of the Board that is appointed by the Board, all of whose members shall be independent directors in accordance with the applicable rules of the Nasdaq Stock Market.

(i)	“Company” — shall mean P&F Industries, Inc. and any successor by merger, consolidation or otherwise.

(j)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and any successor thereto.

(k)	“Individual Target Award” — shall mean the targeted performance award for a Performance Period specified by the Committee as provided in Section 5 hereof.

(l)	“Participant” — shall mean an employee of the Company or a Subsidiary selected, in accordance with Section 4 hereof, to be eligible to receive an Award in accordance with this Plan.

(m)	“Performance Award” — shall mean the amount paid or payable under Section 6 hereof.

(n)	“Performance Goal” — shall mean the performance goals, formulae or standards that the Committee shall establish in accordance with Section 6.2 hereof.

(o)	“Performance Period” — shall mean the period (as specified by the Committee) over which achievement of the Performance Goals is to be measured.

(p)	“Plan” — shall mean P&F Industries, Inc. Executive Bonus Plan, as it may be amended or restated from time to time.

(q)	“Plan Year” shall mean a calendar year.

(r)	“Subsidiary” — shall mean, other than the Company, (i) any corporation in an unbroken chain of corporations beginning with the Company which owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any corporation or trade or business (including, without limitation, a partnership or limited liability company) which is controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Subsidiaries; or (iii) any other entity in which the Company or any of its Subsidiaries has a material equity interest and which is designated as a “Subsidiary” by resolution of the Committee.

3.	ADMINISTRATION AND INTERPRETATION OF THE PLAN

The Plan shall be administered by the Committee. The Committee shall have the exclusive discretionary authority and responsibility to: (i) interpret the Plan; (ii) approve the designation of eligible Participants; (iii) set the Performance Goals and Performance Period for Awards within the Plan guidelines; (iv) certify attainment of Performance Goals and other material terms; (v) reduce or increase (but not increase above the limit set forth in Section 6.5 hereof) Awards as provided herein; (vi) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (vii) adopt, amend and rescind rules and regulations relating to the Plan; (viii) determine the timing and form of amounts to be paid out under the Plan and the conditions for payment thereof; and (ix) make all other determinations and take all other actions necessary or desirable for the Plan’s administration including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary in its sole discretion to carry this Plan into effect.

All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties for all purposes. The Committee may rely on information, and consider recommendations, provided by the Board or the executive officers of the Company. The Plan and all Payments under the Plan are intended to comply with or be exempt from Code Section 409A, and, to the maximum extent permitted, this Plan shall be construed and interpreted to be in compliance therewith or exempt therefrom.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company. The foregoing provisions are in addition to, and shall not be deemed to limit or modify, any exculpatory rights or rights to indemnification or the advancement of expenses that any such persons may now or hereafter have, whether under the Company’s Amended By-laws, the General Corporation Law of the State of Delaware or otherwise.

4.	ELIGIBILITY AND PARTICIPATION

(a)	For each Performance Period, the Committee shall select the employees of the Company and its Subsidiaries who will be Participants in the Plan from among the executive employees of the Company and its Subsidiaries.

(b)	No person shall be entitled to any Award under this Plan for any Performance Period unless he or she is so designated in writing as a Participant for that Performance Period. The Committee may add or remove individuals from the list of designated Participants at any time and from time to time, in its sole discretion.

5.	INDIVIDUAL TARGET AWARD

For each Participant for each Performance Period, the Committee may, in its sole discretion, specify an Individual Target Award. The Individual Target Award may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under this Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an Individual Target Award for a Participant for a Performance Period shall not imply or require that the same level or any Individual Target Award be set for any subsequent Performance Period. At the time the Performance Goals are established (as provided in Section 6.2 below), the Committee shall prescribe a formula to determine the percentages (which, subject to Section 6.5 hereof, may be greater than one-hundred percent (100%)) of the Individual Target Award which may be payable based upon the degree of attainment of the Performance Goals during the Performance Period. Notwithstanding anything else herein, unless otherwise specified by the Committee with respect to an Individual Target Award, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than the Participant’s Individual Target Award (or attained percentage thereof) regardless of the degree of attainment of the Performance Goals; provided that no such discretion to reduce an Award earned based on achievement of the applicable Performance Goals shall be permitted for the Performance Period in which a Change in Control of the Company occurs, or during such Performance Period with regard to the prior Performance Period if the Awards for the prior Performance Period have not been made by the time of the Change in Control of the Company, with regard to individuals who were Participants at the time of the Change in Control of the Company.

6.	PERFORMANCE AWARD PROGRAM

6.1 Performance Awards. Subject to Section 7 herein and further subject to the satisfaction of any conditions on payment imposed by the Committee, each Participant is eligible to receive up to the achieved percentage of their Individual Target Award for such Performance Period (or, subject to the last sentence of Section 5, such lesser amount as determined by the Committee in its sole discretion) based upon the attainment of the Performance Goals established pursuant to Section 6.2 and the formula or standard established pursuant to Section 5. Except as specifically provided in Section 7, no Performance Award shall be made to a Participant for a Performance Period unless the minimum Performance Goals for such Performance Period are attained.

6.2 Performance Goals. The Committee in its sole discretion shall establish the performance goals, formulae or standards and the Individual Target Award (if any) applicable to each Participant or class of Participants for a Performance Period at a time when the outcome of the Performance Goals remains substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions); charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items; and the cumulative effects of tax changes, each as defined by generally accepted accounting principles (“GAAP”) and/or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Securities and Exchange Commission filings, and other similar types of events or circumstances. These Performance Goals may be based on one or more criteria with regard to the Company as a whole or to any Subsidiary, division, other operational unit or administrative department of the Company, and may be measured either on an absolute basis or relative to a pre-established target levels, to a previous period’s results, or to a designated comparison group, in each case as specified by the Committee in its sole discretion, and may include, without limitation, the following: (i) the attainment of certain target levels of, or a specified increase in, enterprise value or value creation targets; (ii) the attainment of certain target levels of, or a percentage increase in after-tax or pre-tax profits (as measured by net profit, operating profit, economic profit, profit margins, or other profit measures), including without limitation that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, cash flow (including operational cash flow or free cash flow); (iv) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of certain target levels of, or a specified percentage increase in, earnings per share or earnings per share from continuing operations or any other measurement of earnings set forth elsewhere in these Performance Goals on a per share basis; (vi) the attainment of certain target levels of, or a specified percentage increase in, net sales, revenues (on an absolute basis or adjusted for currency effects), net income or earnings (which may include earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and net earnings, and may be determined in accordance with GAAP or adjusted to exclude any or all GAAP items); (vii) the attainment of certain target levels of, or a specified increase in, return on capital employed (including, without limitation, return on invested capital, return on committed capital or return on assets); (viii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholder equity; (ix) the attainment of certain target levels of, or a percentage increase in, market share; (x) the attainment of certain target levels of, or a percentage increase in, the fair market value of the shares of the Company’s common stock; (xi) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; (xii) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs; (xiii) the attainment of certain target levels of, or a specified increase in, customer service measures or indices; (xiv) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; or (xv) the attainment of objective operating goals. The foregoing list of Performance Goals is not exhaustive and the Committee shall have the discretion to establish such other Performance Goals as the Committee deems appropriate from time to time.

The Performance Goals may be based upon the attainment of specified levels of Company (or Subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations. The Committee may: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria (including, but not limited to, amendments reflecting prevailing accounting standards used in the Company’s financial statements, management’s discussion and analysis, or other Securities and Exchange Commission filings (including its regular reports on Forms 10-K and 10-Q)).

6.3 Except as otherwise provided herein, the measures used in Performance Goals set under the Plan shall be determined in accordance with GAAP and in a manner consistent with the methods used and/or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Securities and Exchange Commission filings (including its regular reports on Forms 10-K and 10-Q).

6.4 To the extent any Performance Goals are expressed using any measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee as exercised at the time the Performance Goals are set.

6.5 Maximum Performance Award. The maximum Performance Award payable to a Participant with respect to any one Plan Year in a Performance Period shall not exceed $2,750,000.

6.6 Payment Date; Committee Certification. Performance Awards will be paid as soon as administratively feasible in the fiscal year after the fiscal year in which the Performance Period in which they are earned is completed, but not before the Committee certifies in writing that the Performance Goals specified pursuant to Section 6.2 (except to the extent provided in Section 7 with regard to death, disability or Change in Control of the Company) were, in fact, satisfied, except as may otherwise be agreed by a Participant and the Company in a written agreement executed prior to the beginning of the Performance Period to which the Performance Award relates, or such later period permitted under Code Section 409A as may be specified by the Committee, in each case, in accordance with any deferred compensation program, if any, in effect applicable to such Participant. The Committee shall use its reasonable business efforts to make a determination with regard to satisfaction of the Performance Goals within two and one-half (2½) months after the end of each Performance Period. The Committee may provide, prior to the beginning of the Performance Period or such later period as may be specified by the Committee within the time permitted under and in accordance with Code Section 409A with respect to deferrals of “performance-based compensation” (within the meaning of Code Section 409A) or otherwise, that payment of any Performance Award shall be deferred and may place such additional conditions (including restrictions as to vesting and/or transferability) on payment thereof as it shall determine in its sole discretion, provided that such additional conditions are permitted under, and made in accordance with, Code Section 409A and applicable law. The Participant shall have no right to receive payment of any deferred amount until he or she has a right to receive such amount under the terms of the applicable deferred compensation program. To the extent applicable, any deferral under this section is intended to comply with the applicable requirements of Code Section 409A (and the regulations thereunder) and shall be limited, construed and interpreted in a manner so as to comply therewith.

6.7 Form of Payment. In the sole discretion of the Committee, Performance Awards may be paid in whole or in part in cash or Common Stock, provided that any Common Stock shall be used only if payment of such Common Stock is a permitted award under another plan maintained by the Company that was approved by the stockholders of the Company. Notwithstanding the foregoing, the Committee may provide for the payment of Performance Awards on a deferred basis (including payment in restricted shares of Common Stock), provided that any such payment be permitted under, and made in accordance with, Code Section 409A and applicable law.

7.	EMPLOYMENT ON AWARD DATE GENERALLY REQUIRED FOR AWARD

No Award shall be made to any Participant who is not an active employee of the Company or one of its Subsidiaries or affiliates on the date Awards for the Performance Period are generally paid to Participants; provided, however, that the Committee, in its sole and absolute discretion, may make Awards to Participants for a Performance Period in circumstances that the Committee deems appropriate including, but not limited to, a Participant’s death, disability, retirement or other termination of employment during such Performance Period and the Committee shall be required to make at least a pro-rata Award through the date of a Change in Control of the Company to each Participant who is a Participant at the time of such Change in Control of the Company. All such Awards shall be based on achievement of the Performance Goals for the Performance Period, except that, in the case of death, disability or Change in Control of the Company during the Performance Period, an amount equal to or less than the Individual Target Awards may be made by the Committee either during or after the Performance Period without regard to actual achievement of the Performance Goals. Furthermore, upon a Code Section 409A Change in Control of the Company the Committee may, in its sole discretion, make an award (payable immediately) equal to a pro-rata portion (through the date of the Code Section 409A Change in Control of the Company) of the Individual Target Award payable upon achieving, but not surpassing, the Performance Goals for the relevant Performance Period. Any such immediate pro-rata payment shall reduce any other Award made for such Performance Period under this Plan by the amount of the pro-rata payment.

8.	NON-ASSIGNABILITY; UNFUNDED PLAN

No Award under this Plan nor any right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company. This Plan shall be unfunded, and payment of Awards shall be made from the general assets of the Company. Any assets that may be set aside, earmarked, or identified as being intended for the provision of benefits under this Plan, shall remain assets of the Employer and shall be subject to the claims of its general creditors. The Company’s obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.

9.	NO RIGHT TO EMPLOYMENT; NO RIGHT TO SAME BENEFIT

Nothing in the Plan or in any notice of award pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or one of its Subsidiaries or affiliates nor affect the right of the Company or any of its Subsidiaries or affiliates to terminate the employment of any Participant. The provisions of Awards under this Plan need not be the same with respect to each Participant, and Awards to individual Participants need not be the same in subsequent years. No Payment under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Subsidiaries nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation, except to the extent expressly set forth in any such retirement or other benefit plan.

10.	AMENDMENT OR TERMINATION

The Board (or the Committee) may, in its sole and absolute discretion, amend, suspend or terminate the Plan or adopt a new plan in place of this Plan at any time, provided, however, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of an Award for a Performance Period otherwise payable hereunder. Notwithstanding anything herein to the contrary, the Board (or the Committee) may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Plan to comply with or be exempt from Code Section 409A and the regulations thereunder or any other applicable law without Participant consent.

11.	FORFEITURE; CLAWBACK

The Committee may provide that any Payment made under this Plan shall be subject to the provisions of any claw-back policy implemented by the Company from time to time including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

12.	SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

13.	WITHHOLDING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

14.	GOVERNING LAW

This Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

Exhibit A

A Change in Control of the Company shall, unless the Board otherwise directs by resolution adopted prior thereto or, in the case of a particular Award, the applicable award agreement states otherwise, be deemed to occur if:

i.	any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than a Founder (as defined below) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of either the outstanding shares of the Company’s Class A common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally;

ii.	during any period of two (2) consecutive years, individuals who constitute the Board at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period; or

iii.	the Company undergoes a liquidation or dissolution or a sale of all or substantially all of its assets. No merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company’s then outstanding voting securities entitled to vole generally prior to said combination, own 50% or more of the resulting entity’s outstanding voting securities shall, by itself, be considered a Change in Control of the Company.

As used herein, “Founder” means Richard A. Horowitz and any of his affiliates.